Exhibit 10.1

TWO RIVER COMMUNITY BANK

INCENTIVE BONUS PROGRAM

Effective January 1, 2012

TWO RIVER COMMUNITY BANK
INCENTIVE BONUS PROGRAM

ARTICLE 1 - PURPOSES OF THE PLAN

The Two River Community Bank Incentive Bonus Program is intended to provide a bonus opportunity to eligible Participants to assist the Bank and Bancorp in meeting and exceeding the Bank’s and Bancorp’s financial goals as well as a Participant’s individual performance goals.  By offering the potential to earn additional compensation beyond base salary, the Bank and Bancorp also intend that the goal of providing a competitive total compensation program for Participants will be achieved, thereby assisting in attracting, retaining and motivating each Participant.

ARTICLE 2 - DEFINITIONS

2.1  “Award.”  A bonus, payable to a Participant as determined by the Committee, in accordance with the provisions of the Plan.

2.2  “Bancorp.”  Community Partners Bancorp, the parent company of the Bank.

2.3  “Bank.”  Two River Community Bank.

2.4  “Board.”  The Board of Directors of Bancorp.

2.5  “Budgeted Pre-Tax Income Target.”  Bancorp’s budgeted pre-tax income after payment of dividends, as determined by the Committee for each Plan Year.

2.6  “CEO.”  The Chief Executive Officer of Bancorp and Bank.

2.7  “Committee.”  Bancorp’s Compensation Committee or such other committee as may be determined under the provisions of Article 3.

2.8  “Employee.”  A full-time or part-time common law employee of the Bank or a subsidiary of the Bank.  Such term shall not include a temporary or “leased” employee.

2.9  “Participant.”  An Employee selected by the Committee to participate in the Plan.

2.10  “Plan.”  This Two River Community Bank Incentive Bonus Program, as amended from time to time.

2.11  “Plan Year.”  A calendar year.

ARTICLE 3 - ADMINISTRATION

3.1  In General.  The Plan shall be administered by the Committee.  In the event the Board determines, at any time, that it would in the best interest of Bancorp or the Bank for the Plan to be administered by a different group of individuals (including the Board itself), it may provide for the administration of the Plan by such other individuals.  In such event, all references to the Committee herein shall be deemed to be references to such other individuals as a group.

3.2  Powers of the Committee.

(a)         The Committee shall be vested with full authority to make such rules and regulations as it deems appropriate to administer the Plan and to interpret the provisions of the Plan.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon each Participant and any person claiming under or through a Participant.  The Committee may specify such persons as it deems appropriate to assist it in carrying out its responsibilities under the Plan.

(b)         Subject to the terms and conditions of the Plan, the Committee shall have exclusive jurisdiction, among other things, to:

(i)  without any requirement to do so, waive strict application of any provision of this Plan if, in its judgment, such waiver would be equitable under the circumstances; and

(ii)  specify such conditions applicable to each Plan Award as it may deem necessary, desirable or appropriate.

3.3  Liability.  No member of the Board, the Committee or any person assisting the Board or the Committee in connection with the administration of the Plan shall be liable for any act, whether of commission or omission, made in reasonable good faith in connection therewith.

ARTICLE 4 - PLAN OPERATION

4.1  Determination of Base Award Pool.

(a)         The base Award pool for a Plan Year shall be based on a percentage achievement of Bancorp’s Budgeted Pre-Tax Income Target as set forth in Bancorp’s budget for the Plan Year as approved by the Board.

(b)         For 2012, if Bancorp achieves 100% of its Budgeted Pre-Tax Income Target, the total base Award pool shall be 6.0% of such Budgeted Pre-Tax Income Target.  Lesser or greater achievement of the Budgeted Pre-Tax Income Target shall result in a larger or smaller base Award pool as set forth below.  Levels of achievement between the levels set forth below shall be interpolated.

Achievement of Budget	Base Award Pool*
Less than 80%	$100,000
80%	4.5%
100%	6.0%
120% or greater	7.5%
*Percentages reflect the percentage of the Budgeted Pre-Tax Income Target.

(c)         The Committee may modify the base Award pool in its discretion based on certain factors, including, but not limited to, non-recurring income and expense items.

4.2  Adjustment of Base Award Pool.

(a)         The base Award pool shall be adjusted as set forth herein based on the Bank’s performance compared to a pre-established peer group of comparable financial institutions, which the Committee shall establish each year.  For 2012, the peer group consists of New Jersey banks that have similar key characteristics as the Bank, currently a total of 11.

(b)         To determine the adjustments to the base Award pool, the Committee shall numerically rank the Bank’s performance against its peer group based on the reported results of the members of the peer group and the Bank for the nine-month period ending on each September 30.  The Committee shall calculate the ranking based on pre-established criteria and weightings, which it may change from year to year.  For 2012, the criteria and weightings are:

Criteria	Weighting
Return on Average Assets	15%
Return on Average Equity	15%
Net Interest Margin	15%
Efficiency Ratio	15%
Non-Performing Assets to Total Assets	10%
Change in Pre-Tax Income (Year over Year)	10%
Change in Average Loan Growth (Year over Year)	10%
Change in Average Core Deposits (Year over Year)	10%

(c)         The Committee shall use the Bank’s aggregate ranking after applying respective weightings to adjust the base Award pool upward or downward to determine the final Award pool.  For 2012, the adjustments shall be as follows:

Ranking	Adjustment
1	+1.50%
2	+1.25%
3	+1.00%
4	+0.75%
5	+0.50%

6	+0.25%
6.5	+0.00%
7	-0.25%
8	-0.50%
9	-0.75%
10	-1.00%
11	-1.25%
12	-1.50%

4.3  Determination of Individual Awards.  A Participant’s Award for a Plan Year shall be determined based on the Participant’s individual performance for the Plan Year and the final Award pool.  The Committee shall determine the Award for the CEO and the CEO shall determine the Awards for the Participants other than the CEO.  In no event will the aggregate total of the actual Award amounts for a Plan Year exceed the aggregate total of the final Award pool as determined under Section 4.2.

4.4  Timing of Award Distributions.  The determination and distribution of any Awards payable with respect to a Plan Year shall be made as soon as administratively feasible following the availability of financial information for such Plan Year; provided, however, that the Committee shall distribute each Award no later than March 15th of the year immediately following the relevant Plan Year.

4.5  Certain Participation, Service, Adjustment, and Distribution Rules.

(a)         Except as otherwise provided herein or in a separate agreement with a Participant, no Participant shall be entitled to an Award for any Plan Year unless he or she is an Employee on both the last day of such Plan Year and the date on which Awards are paid for such year.

(b)         Notwithstanding anything herein to the contrary, any Award declared but remaining undistributed may be temporarily or permanently withheld from a Participant if adverse or other special circumstances exist which, in the judgment of the Committee, justify such action with respect to him or her.

(c)         Notwithstanding paragraph (a) above, the Committee or the CEO, as applicable, has the discretion to pay an Award to a deceased Participant, as long as the Participant was an Employee on the date of death. The payment of such an Award shall be made to the deceased Participant’s surviving spouse or, if there is no such person at the time of distribution, to the decedent’s estate.

(d)         The Committee reserves the right in its sole discretion to increase, decrease, eliminate, or otherwise adjust the Award payable to a Participant under the Plan.

ARTICLE 5 - MISCELLANEOUS PROVISIONS

5.1  Effective Date.  The effective date of this Plan is January 1, 2012.

5.2  Amendment, Modification, Suspension, Reinstatement, or Termination of the Plan.  The Committee reserves the right to amend, modify, suspend, reinstate, or terminate the Plan at any time and from time to time, including during any Plan Year with retroactive effect.  Any such action shall be communicated to Participants in writing by the Committee as soon as administratively feasible.

5.3  No Assurance of Entitlement to Award.  Participation in the Plan shall not confer upon any Participant the right to an Award, regardless of the satisfaction of any Bank or Bancorp performance goal or achievement of any level of individual performance.  Any Award granted (or not granted) under the Plan is subject to the absolute discretion of the Committee.

5.4  No Assurance as to Continued Employment.  Participation in the Plan shall not confer upon any Participant the right to continue in the employ of the Bank or any subsidiary of the Bank or limit in any respect the right of the Bank or any subsidiary of the Bank to terminate a Participant’s employment at any time and for any reason.

5.5  Withholding.  The distribution of each Award hereunder shall be subject to such United States federal, state and local income tax withholding as may be required by law.

5.6  Obligation of Employer.  The obligation to distribute an Award granted to a Participant shall be an obligation to such Participant of his or her primary employer at the close of a relevant Plan Year.

5.7  Applicable Law.  Except to the extent preempted by federal law, this Plan document shall be construed, administered and enforced in accordance with the domestic internal law of the State of New Jersey.

5.8  Headings.  The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.

Bancorp has caused its duly authorized officers to execute this Plan document effective as of January 1, 2012.

COMMUNITY PARTNERS BANCORP

By: